UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              _____________________


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             _______________________


                          CROWN INTERNATIONAL, INC./FL
                               Name of Registrant

               FLORIDA                                   65-0716874
               -------                                   ----------
   (State or Other Jurisdiction             (I.R.S. Employer Identification No.)
 of Incorporation or Organization)

                        80 RICHMOND ST. WEST , SUITE 1604
                        TORONTO, ONTARIO M5H 2A4  CANADA
                                 (416) 866-8213
                    (Address of Principal Executive Offices)


           AGREEMENT FOR THE PROVISION OF BUSINESS CONSULTING SERVICES
                                     Between
     The Registrant and William Lawrence  Sklar providing for the issuance of
                         429,000 shares of common stock.

                  AGREEMENT FOR THE PROVISION OF LEGAL SERVICES
                                     Between
    The Registrant and Ledyard H. DeWees, providing for the issuance of 480,000 shares of common stock.

AGREEMENT FOR THE PROVISION OF ADMINISTRATIVE AND STATEMENT PREPARATION SERVICES
                                     Between
 The Registrant and Lisa A. Bailey providing for the issuance of 507,000 shares of common stock.

                AGREEMENT FOR THE PROVISION OF FACILITY SERVICES
                                     Between
The Registrant and David R. Vine providing for the issuance of  95,387 shares of common stock.
________________________________________________________________________________
                            (Full Title of the Plan)


                               LEDYARD H. DEWEES,
                               270 N.W. 3RD COURT,
                           BOCA RATON , FLORIDA  33432
                                 (561) 368-1427
            (Name, Address and telephone number of Agent For Service)


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

                                CALCULATION OF REGISTRATION FEE

                                          Proposed Maximum   Proposed Maximum     Amount Of
Title Of Securities         Amount         Offering Price   Aggregate Offering  Registration
To Be Registered      To Be Registered      Per Share (1)       Price (1)         Fee (1)
----------------------------------------------------------------------------------------------
Common Stock          1,511,387 shares  $            0.25   $       377,847.00  $     44.48
Par Value
0.001 per share

NOTE:     Calculated pursuant to Rule 457.


                                     PART I
              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

     The documents containing the information specified in Item 1 will be sent or given to each individual under such agreements between them and the registrant. Refer to Item 8. Exhibits on page 4 herein.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     We will provide without charge to each participant in the Services Agreements or Invoices, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Registration Statement. Requests may be forwarded to: Crown International, Inc., Attention: Alan Irwin, President, 80 Richmond St. West, Suite 1604, Toronto, Ontario M5H 2A4 Canada, Phone (416) 866-8213.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     This Registration Statement incorporates documents by reference that are not presented herein or delivered herewith. Crown International, Inc. (the "Registrant") will provide without charge to each person to whom this Registration Statement is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Registration Statement incorporates). Oral or written requests for Registrant's documents should be directed to Crown International, Inc., 80 Richmond St. West , Suite 1604 , Toronto , Ontario , Canada , M5H 2A4, telephone number (416) 866-8213.

     The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004 filed with the Commission on July 13, 2004;
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since March 31, 2004, the end of the Registrant's last fiscal year
(c) The description of the Company's Common Stock contained in its annual report on Form 10-KSB filed with the Commission on July 13, 2004 as amended, pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement.


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ITEM 4.  DESCRIPTION OF SECURITIES.     Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Ledyard H. DeWees, whose opinion is attached hereto as Exhibit 5.1. The Registrant will be issuing 480,000 shares of common stock to Ledyard H. DeWees as payment for legal services to be rendered.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Company's Articles of Incorporation provides as follows:
"This Corporation shall have up to five (5) Directors, under such terms and conditions as shall be specified in the By-laws."

     The Company's By-Laws provide as follows:

                   ARTICLE VII - INDEMNIFICATION AND INSURANCE

     SECTION 1.  INDEMNIFICATION  UNDER  BCA  SECTION  607.0850

     The corporation shall have the power to indemnify any director, officer, employee, or agent of the corporation as provided in Section 607.0850 of the Business Corporation Act.


     SECTION  2.  ADDITIONAL  INDEMNIFICATION

     The corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office. However, such further indemnification or advancement of expenses shall not be made in those instances specified in Section 507.0850(7(a-d) of the Business Corporation Act.

     SECTION  3.  COURT  ORDERED  INDEMNIFICATION

     Unless otherwise provided by the articles of incorporation notwithstanding the failure of the corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction in accordance with
     Section  607.0850(9)  of  the  Business  Corporation  Act.


     SECTION  4.  INSURANCE

     The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against the person and incurred by the person in any such capacity or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under provisions of law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (The Act) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company believes that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and therefore unenforceable


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.     Not applicable.


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
ITEM 8.  EXHIBITS.

Exhibit No.  Description                                               Location
-------------------------------------------------------------------------------

4.1          Agreement between Registrant and William Lawrence  Sklar  Provided herewith

4.2          Agreement between Registrant and Ledyard H. DeWees        Provided herewith

4.3          Agreement between Registrant and Lisa A. Bailey           Provided herewith

4.4          Agreement between Registrant and David R. Vine            Provided herewith

5.1          Opinion of  Ledyard H. DeWees                             Provided herewith

23.1         Consent of Ledyard H. DeWees                              (contained in Exhibit 5.1)

23.2         Consent of Earl M. Cohen, C.P.A., P.A.                    Provided herewith

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required by those paragraphs to be included in a post-effective amendment is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on March 29 , 2005.

                          CROWN INTERNATIONAL, INC. /FL

                          By: /s/ Alan Irwin
                          ----------------------
                          Name: Alan Irwin
                          Title: President, Chief Executive Officer and Director

     In accordance with the Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature            Title                      Date
----------------------------------------------------

/s/ Lorna Irwin
---------------
Lorna Irwin          Director                   March 29, 2005
                     Chief Financial Officer


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